Exhibit 10.2

SCHEDULE

to the

ISDA 2002 MASTER AGREEMENT

dated as of October 3, 2023 between

WELLS FARGO COMMODITIES, LLC (“Party A”)

and MONTANA RENEWABLES, LLC (“Party B”)

Part 1.	Termination Provisions
(a)	“Specified Entity” means, with respect to Party A and Party B for all purposes of this Agreement, none specified.
(b)

“Specified Transaction” has its meaning as defined in Section 14, provided that for purposes of Section 5(a)(v), “Specified Transaction” shall also mean any Physical Commodity Transaction; provided further that an Event of Default shall not occur under Section 5(a)(v) for any failure to make or take delivery of a commodity under a Physical Commodity Transaction if such failure results from force majeure or such commodity (or a means for making or taking delivery of such commodity) is unavailable to effect such delivery for a reason unrelated to the financial condition of the relevant party (or its Credit Support Provider or Specified Entity) acting in good faith, where:

“Physical Commodity Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) which is a transaction for purchasing (or repurchasing), selling (or reselling) or delivering one or more commodities, whether on a spot basis or for future delivery, or for borrowing, lending, transporting or storing one or more commodities.

(c)	“Cross Default” shall apply to Party B and shall not apply to Party A.

“Specified Indebtedness” has the meaning set forth in Section 14 and shall also include any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of Financial Market Transactions. For the purposes hereof, “Financial Market Transactions” means any transaction of a type specified in the definition of Specified Transaction which is entered into between a party hereto and any other entity, and for the purposes of testing against the Threshold Amount, the “aggregate principal amount” thereof shall be deemed to be a reference to the mark-to-market value of that Financial Market Transaction (or, if any actual amount is due as a result of the termination or close-out of that Financial Market Transaction, that amount).

“Threshold Amount” means with respect to Party B, an amount (including its equivalent in another currency) equal to $10,000,000, provided that for any Specified Indebtedness payable by Party B (or any Credit Support Provider of Party B) to Party A, Threshold Amount means any amount of such Specified Indebtedness.

(d)

“Credit Event Upon Merger” shall apply to Party B and shall not apply to Party A, provided that the provisions of Section 5(b)(v)(2) and 5(b)(v)(3) shall not apply, shall be deemed deleted, and shall be without force or effect.

(e)	“Automatic Early Termination” does not apply to either party.
(i)

Notwithstanding the foregoing, if the bankruptcy or insolvency laws of the jurisdiction in which the Defaulting Party is organized or formed do not expressly permit the Non-defaulting Party to exercise its rights under Section 6(a) for an Event of Default under Section 5(a)(vii)(4) or (6) with respect to the Defaulting Party, then Automatic Early Termination shall apply to the Defaulting Party.

(ii)

In addition to the provisions of Section 6(e)(iii), if an Early Termination Date occurs under Section 6(a) as the result of Automatic Early Termination, and if the Non-defaulting Party determines that it either sustained or incurred a loss or damage or benefited from a gain in respect of any Transaction, as a result of any change in one or more rates, prices, yields, quotations, volatilities, spreads or other measures of economic value or risk relevant to that Transaction or to any related hedge of the Non-defaulting Party between that Early Termination Date and the date upon which the Non-defaulting Party first becomes aware of the occurrence of that Early Termination Date, then the Termination Currency Equivalent of the amount of such loss or damage shall be added to the amount due by the Defaulting Party or deducted from the amount due by the Non-defaulting Party, as the case may be (in both cases pursuant to Section 6(e)(i)), or the Termination Currency Equivalent of the amount of such gain shall be deducted from the amount due by the Defaulting Party or added to the amount due by the Non-defaulting Party, as the case may be (in both cases pursuant to Section 6(e)(i)).

(f)	“Termination Currency” means U.S. Dollars.
(g)

“Additional Termination Event” shall apply and each of the following events or circumstances shall be an Additional Termination Event in respect of which Party B is the sole Affected Party and all Transactions are Affected Transactions:

(i)	Change of Control. The occurrence of a Change of Control.
(ii)

Sale of Refinery. Party B or any of its Subsidiaries sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the assets that constitute the Refinery.

(iii)

Going Concern Qualification. Any annual financial statement delivered under Part 3 of this Schedule or any related correspondence from Party B’s and/or Parent’s independent certified public accountants contains a “going concern” or like qualification or exception as certified by Party B’s and/or Parent’s independent certified public accountants.

(iv)	[Reserved]
(v)

Judgments. There is entered against Party B or Parent (A) one or more final judgments or orders for the payment of money in an aggregate amount (as to all judgments and orders) exceeding $10,000,000 (in the case of Party B or  Parent) (in each case to the extent not covered by independent third-party insurance) which is not paid when due in accordance with its terms, or (B) one or more non-monetary final orders of a court of competent jurisdiction that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi)

Breach of Base Agreement. Party B fails, after giving effect to any applicable notice requirement or grace period, to perform its obligations under, comply with, or maintain in any material respect any Base Agreement (except the Base Agreements identified in clause (a) of such defined term), and such failure results in (i) Party B receiving a notice of termination of such Base Agreement or (ii) the termination of such Base Agreement.

(vii)

Montana Gasoline/Special Fuel Distributor License. Party A is unable, after using commercially reasonable efforts, to obtain a Gasoline/Special Fuel Distributor License from the Montana Department of Transportation within 60 calendar days of the date of this Agreement.

(viii)

BNSF Acknowledgement. Party B fails to use commercially reasonable efforts to procure the delivery to Party A, within 60 calendar days of the date of this Agreement, of an acknowledgement from BNSF Railway Company of Party A’s rights to direct the transportation or disposition of any Collateral Inventory held by BNSF Railway Company pursuant to the enforcement by Party A of the security over such Collateral Inventory created by the Security Agreement.

(h)	No Force Majeure. “Force Majeure Event” shall not apply to Party A or to Party B.
Part 2.	Tax Representations
(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement.

In making this representation, a party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) or 3(g) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement:

(i)Party A makes the following representation(s):

(A)	It is a limited liability company organized or formed under the laws of the State of Delaware and is a United States person for United States federal income tax purposes.
(B)	Party A makes no other Payee Tax Representations.

(ii)Party B makes the following representation(s):

(A)

It is organized or formed under the laws of a state within the United States, and it is (or, if Party B is disregarded for United States federal income tax purposes, its beneficial owner is) a United States person for United States federal income tax purposes.

(B)	Party B makes no other Payee Tax Representations.

Part 3.	Documents
(a)	Tax Forms.
(i)

Delivery of Tax Forms. For the purpose of Section 4(a)(i), and without limiting Section 4(a)(iii), each party agrees to duly complete, execute and deliver to the other party the tax forms specified below with respect to it (A) before the first date on which any payment is due under this Agreement, (B) promptly upon reasonable demand by the other party and (C) promptly upon learning that any such form previously provided by the party has become obsolete or incorrect.

(ii)	Tax Forms to be Delivered by Party A:

A correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto), together with any appropriate attachments, that eliminates U.S. federal backup withholding tax on payments to Party A under this Agreement.

(iii)	Tax Forms to be Delivered by Party B:

A correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) , together with any appropriate attachments, that eliminates U.S. federal backup withholding tax on payments to Party B under this Agreement.

(b)

Delivery of Documents. When it delivers this Agreement, each party shall also deliver its closing documents to the other party in form and substance reasonably satisfactory to the other party. Capitalized terms used in this Part 3(b) and not otherwise defined have the meanings given to them in the Master Confirmation (as defined in Part 5(b) below).

Party	Documents to be delivered by such party	Delivery due date	Covered by §3(d)
Party B	A copy of Party B’s organizational documents, including its operating agreement and any articles or certificate of registration or incorporation, and any amendments thereto.	Upon execution of this Agreement and with respect to any subsequent amendment, at or promptly following the time of such amendment.	Yes
Party B

A duly executed incumbency certificate of Party B certifying the name, true signature and authority of each person authorized to execute this Agreement (including Confirmations and the Credit Support Annex) and each other Transaction Document, together with, if this Agreement or any Transaction for Party B is being executed through any of Party B’s members or managers that is a corporate entity, an incumbency certificate of each such member or manager certifying the name, true signature and authority of each such person.

		Upon execution of this Agreement, and for any Confirmation, promptly upon request.	Yes
Party B	A certified copy of the resolutions or	Upon execution of this	Yes

unanimous consent of Party B duly adopted by or on behalf of the members or managers of Party B as applicable  authorizing the execution, delivery and performance by Party B of this Agreement (including Confirmations and the Credit Support Annex) and each other Transaction Document, and authorizing Party B to enter into Transactions hereunder.

Agreement.
Party A and Party B

The party’s annual report containing audited consolidated financial statements prepared in accordance with accounting principles that are generally accepted in such party’s country of organization and certified by independent certified public accountants for each fiscal year, provided that, the annual report, in the case of Party A will be that of its Holding Company. As used herein, “Holding Company” means Wells Fargo & Company or any successor bank holding company of Party A or of Party A’s successors.

If requested by the other party, as soon as available and in any event within 120 days after the end of each of its or of its Credit Support Provider’s, as applicable, fiscal years if such financial statement is not available on “EDGAR” or a party's website (in the case of Party A, at www.wellsfargo.com).

Yes, provided that (i) any amendment or restatement of Party A’s financial reports shall be disregarded for such purpose unless it is material to Party A and its ability to perform its obligations under this Agreement and (ii) for purposes of this deliverable, Section 3(d) of the Agreement is amended by replacing the phrase “true, accurate and complete in every material respect” with “a true and fair representation of such information”.

Party A and Party B

The party’s unaudited consolidated financial statements, the consolidated balance sheet and related statements of income for each fiscal quarter, prepared in accordance with accounting principles that are generally accepted in such party’s country of organization and provided that the documents referred to above in the case of Party A will be that of its Holding Company.

If requested by the other party, as soon as available and in any event within 75 days after the end of each of its fiscal quarters if such financial statement is not available on “EDGAR” or a party’s website (in the case of Party A, at www.wellsfargo.com).

Yes
Party B

A certificate executed by a director or senior officer of Party B certifying that (i) no Material Adverse Effect has occurred with respect to Party B’s business since December 31, 2022, except as disclosed in writing to Party A by Party B; and (ii)

	Upon execution of this Agreement.	Yes

either (a) attaching copies of all consents, authorizations and filings required on the closing date hereof in connection with this Agreement and the transactions contemplated hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement and stating that such consents, licenses and filings are in full force and effect (other than the UCC-1 Financing Statements to be filed in connection with this Agreement or such consents, authorizations and filings that have already been obtained or made) or (b) stating that no such consents, licenses or approvals are so required as of the closing date hereof.

Party B	Each Transaction Document, duly executed by each party thereto.	Upon execution of this Agreement, or thereafter, promptly upon execution of such Transaction Document.	No
Party B	A copy of each Base Agreement, and any amendments thereto.	Upon execution of this Agreement and with respect to any subsequent amendment, at or promptly following the time of such amendment.	Yes
Party B

Evidence that all Encumbrances (other than Permitted Encumbrances) on the Commodity(ies) subject to any Transaction under the Master Confirmation shall have been released in form and substance acceptable to Party A and copies of all UCC-3 termination statements or amendments filed in connection with the release of such liens.

Upon execution of this Agreement in respect of any quantities of Commodities subject to the Security Agreement; or thereafter, promptly upon agreement between the Parties to include an additional Approved Storage Facility for purposes of the Transaction Documents.

Yes
Party B	A Perfection Certificate (as defined in the Security Agreement) executed by a director or senior officer of Party B.	Upon execution of this Agreement.	Yes
Party B	UCC lien, tax, judgment, fixture and bankruptcy searches relating to Party B in jurisdictions reasonably requested by Party A, the results of which are acceptable in form and substance to Party	Upon execution of this Agreement.	No

A.
Party B

A UCC-1 Financing Statement necessary to perfect Party A’s security interest in the assets subject to the Security Agreement, naming Party B as “debtor” and Party A as “secured party” and describing the “collateral” as the assets subject to the Security Agreement.

		Upon execution of this Agreement.	Yes
Party B

A UCC-1 Financing Statement filed with the Secretary of State of the State of each third-party Warehouseman’s (if any) formation or otherwise necessary to perfect Party A’s security interest in the assets subject to the Security Agreement, naming Party A as “bailor”, such third-party Warehouseman as “bailee” and describing the “collateral” as the assets subject to the Security Agreement held by that Warehouseman.

		Upon execution of this Agreement and thereafter, promptly upon agreement between the Parties to include an additional Approved Storage Facility for purposes of the Transaction Documents.	Yes
Party B

Such other information regarding Party B’s financial condition, business and operations as Party A may reasonably request, except to the extent that disclosure of such information would violate any applicable law, court order, arbitration or mediation proceeding order, or stock exchange requirement or any confidentiality obligations binding upon it.

		Promptly upon request.	Yes
Party B	Any information from time to time delivered by Party B to lenders, agents, noteholders, trustees or other creditors under outstanding Group Financing Agreement.	Concurrently with delivery to such third parties, unless such information is made available on “EDGAR” in a timely manner.	Yes
Party B

Opinions of legal counsel to Party B addressed to Party A in respect of (i) the capacity and authority of Party B to enter into the Transaction Documents and carry out the transactions contemplated thereby and (ii) the legality, enforceability and binding effect of the obligations undertaken by Party B in the Transaction Documents.

		Upon execution of this Agreement.	No

Part 4.	Miscellaneous
(a)	Addresses for Notices.
(i)

To Party A. For purposes of Section 12(a) of this Agreement, all notices or communications to Party A shall, with respect to any particular Transaction, be sent or delivered to the address or  number specified by Party A in the relevant Confirmation (or if not so specified, as specified by Party A in writing for that Transaction or type of Transaction, or if not so specified, then to its address or facsimile number specified below), and otherwise with respect to this Agreement, as specified below, provided that any notice under Section 5 or 6 of this Agreement shall be sent or delivered to Party A at the address specified below as required by Section 12(a).

WELLS FARGO COMMODITIES, LLC

c/o Wells Fargo Bank, N.A.

45 Fremont Street, 30th Floor

MAC A0194-300

San Francisco, CA 94105

Facsimile No.: (877) 564-8524

Attention: Derivatives Documentation Manager

(ii)	To Party B. Section 12(a) shall be deleted and replaced in its entirety with the following:

Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or Section 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided below and will be deemed effective as indicated:

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii)	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered;
(iii)	if sent by electronic messaging system, on the date it is received; or
(iv)	if sent by e-mail, on the date it is delivered,

unless the date of that delivery or that receipt, as applicable, is not a Local Business Day or that communication is delivered or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

MONTANA RENEWABLES, LLC

1807 3rd Street NW

Great Falls, MT 59404

Attention: Chief Financial Officer
Phone: 317-328-5660

Email: vincent.donargo@calumetspecialty.com

With copy to:

Chief Financial Officer
Calumet Specialty Products Partners, L.P.
2780 Waterfront Parkway E. Drive
Indianapolis, IN 46214
Phone: 317 328 5660
Email: vincent.donargo@calumetspecialty.com

And to:

Calumet Legal Dept., Attention General Counsel
2780 Waterfront Parkway E. Drive
Indianapolis, IN 46214
Phone:317 328 5660
Email: greg.morical@calumetspecialty.com

And to:

Joshua P. Agrons, Esq.
Norton Rose Fulbright US LLP
1301 McKinney Street, Suite 5100
Houston, TX 77010
Phone: 713 651 5529
Email: josh.agrons@nortonrosefulbright.com

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement, neither party appoints a Process Agent hereunder.
(c)	Offices. Section 10(a) applies.
(d)	Multibranch Party.

(i)Party A is not a Multibranch Party.

(ii)Party B is not a Multibranch Party.

(e)	“Calculation Agent” means Party A, provided however that if Party A is a Defaulting Party, then the Calculation Agent shall be Party B.
(f)	“Credit Support Document” means each of the following:
(i)

with respect to each of Party A and Party B: the Credit Support Annex hereto dated as of the date of this Agreement, executed and delivered by Party A and Party B, as amended or supplemented from time to time; and

(ii)

with respect to Party B only: (A) the pledge and security agreement dated as of the date of this Agreement and executed by Party B in favor of Party A, as amended or supplemented from time to time (the “Security Agreement”); (B) any other document which by its terms secures, guarantees or otherwise supports Party B’s obligations under this Agreement or any other Transaction Document from time to time, whether or not this Agreement, any Transaction, or any type of Transaction entered into hereunder is specifically referenced or described in any such document; (C) each Storage Agreement; and (D) each Creditor Acknowledgement.

(g)	“Credit Support Provider” means, in relation to Party A, not applicable.

“Credit Support Provider” means, in relation to Party B, not applicable.

(h)

Governing Law and Jurisdiction. To the extent not otherwise preempted by U.S. Federal law, this Agreement and all matters arising out of or relating to this Agreement will be governed by and construed in accordance with the law of the State of New York (without giving effect to any provision of New York law that would cause another jurisdiction’s laws to be applied). Section 13(b) of this Agreement is hereby amended by deleting the word “non-exclusive” appearing in subparagraph (i)(2) thereof and substituting therefor the word “exclusive”, provided that nothing in Section 13(b) shall prohibit a party from bringing an action to enforce a money judgment in any other jurisdiction.

(i)

WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING IN CONNECTION WITH THIS AGREEMENT, ANY CREDIT SUPPORT DOCUMENT TO WHICH IT IS A PARTY, OR ANY TRANSACTION.

If any existing agreement, document, transaction or facility to which either party or an affiliate is a party provides for arbitration to apply to other agreements, documents, transactions or facilities between the relevant parties or their affiliates, or to any dispute arising out of or relating to any such other agreement, document, transaction or facility, then it is hereby agreed that such provision for arbitration shall not apply to, or to any dispute arising out of or relating to, this Agreement or any Transaction, notwithstanding anything to the contrary contained in any such existing agreement, document, transaction or facility.

(j)

Netting of Payments. “Multiple Transaction Payment Netting” will apply for purposes of Section 2(c) of this Agreement, and for the purposes of Multiple Transaction Payment Netting only, the Credit Support Annex hereto shall be deemed to be a Transaction subject to and forming part of this Agreement.

(k)	“Affiliate” has its meaning as defined in Section 14.
(l)	Absence of Litigation. For purposes of Section 3(c), “Specified Entity” means in relation to Party A and Party B, none specified.
(m)	No Agency. The provisions of Section 3(g) of this Agreement will apply.
(n)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will each constitute an Additional Representation:
(i)	Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction Document that:
(1)

Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction Document and as to whether the Transaction Document is appropriate or proper for it based solely upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party or any of its affiliates (or its respective representatives) as investment advice or as a recommendation to enter into the Transaction Document, it being understood that information and explanations related to the terms and conditions of any Transaction Document will not be considered investment advice or a recommendation to enter into the Transaction Document. No communication (written or oral) received from the other party or any of its affiliates (or its respective representatives) will be deemed to be an assurance or guarantee as to the expected results of the Transaction Document.

(2)

Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction Document based solely upon its own evaluation of the Transaction Document (including the present and future results, consequences, risks, and benefits thereof, whether financial, accounting, tax, legal, or otherwise) or that of its own advisers. It is also capable of assuming, and assumes, the risks of the Transaction Document. It also understands that the terms under which any Transaction may be terminated early are set forth in this Agreement (or in the relevant Confirmation), and any early termination of a Transaction other than pursuant to such terms is subject to mutual agreement of the parties confirmed in writing, the terms of which may require one party to pay an early termination fee to the other party based upon market conditions prevailing at the time of early termination.

(3)

Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of the Transaction Document, and any agency, brokerage, advisory or fiduciary services that the other party (or any of its affiliates) may otherwise provide to the party (or to any of its affiliates) excludes the Transaction Document.

(ii)

Eligibility. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that it is an “eligible contract participant” within the meaning of the Commodity Exchange Act.

(iii)

ERISA. Each party represents to the other party at all times hereunder that it is not (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), subject to Title I of ERISA or Section 4975 of the Code, or a plan as so defined but which is not subject to Title I of ERISA or Section 4975 of the Code but is subject to another law materially similar to Title I of ERISA or Section 4975 of the Code (each of which, an “ERISA Plan”), (ii) a person or entity acting on behalf of an ERISA Plan, or (iii) a person or entity the assets of which constitute assets of an ERISA Plan.

(o)

Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties or any of their Affiliates in connection with this Agreement or any Transaction or potential Transaction, (ii) agrees to obtain upon request of the other party any necessary consent of, and give any necessary notice (as specified by the requesting party) of such recording to, its relevant personnel and those of its Affiliates and (iii) agrees, to the extent permitted by applicable law, that such recordings may be submitted in evidence in any Proceedings.

Part 5.	Other Provisions
(a)

2021 ISDA Definitions. This Agreement and each Transaction are subject to the 2021 ISDA Interest Rate Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. (the “2021 ISDA Definitions”) and will be governed by the provisions of the 2021 ISDA Definitions. The provisions of the 2021 ISDA Definitions are incorporated by reference in, and shall form part of, this Agreement and each Confirmation. The provisions of this Agreement (exclusive of the 2021 ISDA Definitions) shall prevail in the event of any conflict between such provisions and the 2021 ISDA Definitions.

(b)

Scope of Agreement. Notwithstanding anything to the contrary in any agreement which purports to confirm or evidence a transaction forming part of or subject to this Agreement, the only transactions now existing or hereafter entered into between the parties (whether or not evidenced by a Confirmation) which shall constitute a “Transaction” under this Agreement subject to, governed by, and construed in accordance with the terms of this Agreement shall be those expressly incorporating and subject to Master Confirmation.

(c)	Change of Account. Any account designated by a party pursuant to Section 2(b) shall be in the same legal and tax jurisdiction as the original account.
(d)

Cash Transfer. Cash amounts required to be transferred under the Credit Support Annex (including, for the avoidance of doubt, the Delivery Amount and the Return Amount) are deemed to be payments under  this Agreement for purposes of Section 5(a)(i) of this Agreement.

(e)

Confirmation Procedures. Each confirming document, acknowledgment or other written evidence intended by the parties to be effective for the purpose of confirming or evidencing a Transaction, whether created by delivery or exchange of written terms that match, or by making available written terms in a manner that permits the recipient to review and/or accept the terms, or by delivery to an agent or service provider, or via electronic messaging system, electronic communication network, or web-based platform that confirms the matching of such terms, shall constitute a “Confirmation” as referred to in this Agreement, provided that both parties agree in writing or by their course of conduct to use such method with respect to Transactions or certain types of Transactions.

(f)QFC Stay Rules Agreement.

(i)

Bilateral Agreement. If, prior to the date of this Agreement, both parties hereto have executed an Agreement to Amend Certain Qualified Financial Contracts or a bilateral agreement which amends one or more QFCs between them in a manner consistent with the QFC Stay Rules (such applicable agreement, the “Bilateral Agreement”), the terms of the Bilateral Agreement shall be incorporated into and form a part of this Agreement. For purposes of incorporating the Bilateral Agreement, each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (as such terms are defined therein) applicable to it under the Bilateral Agreement and this Agreement shall be deemed to be a “Covered Agreement” (as defined therein).

(ii)For purposes hereof, the following terms have the following meanings:

“QFC” has the meaning assigned to the term “qualified financial contract” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”). All references herein to the specific provisions of the Federal Reserve Rule, the FDIC Rule and the OCC Rule shall be construed, with respect to Wells Fargo Bank, N.A., to the particular QFC Stay Rule(s) applicable to it.

(iii)

If after the date of this Agreement, both parties hereto shall have become adhering parties to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. QFC Protocol”), the terms of the ISDA U.S.QFC Protocol will supersede and replace this Part 5(f).

(g)

Foreign Account Tax Compliance Act. The following provision shall apply in respect of this Agreement (including the Schedule hereto, any Credit Support Annex and each Transaction that has been or will be entered into hereunder) and shall survive the termination of any Transaction or Confirmation:

“Withholding Tax imposed on payments to non-U.S. counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.”

(h)	Deduction or Withholding for Tax. Section 2(d)(i)(4)(B) is hereby amended by adding the words “or 3(g)” in the first line after the words “Section 3(f)”.
(i)	Default Rate. The definition of “Default Rate” in Section 12 shall be deleted and replaced in its entirety with the following:

““Default Rate” means a rate per annum equal to (i) the rate determined for that day in accordance with clause 3(b) (Transaction Fee Rate) of the Master Confirmation plus (ii) 2.00 per cent. per annum (and interest amounts to be determined by reference to the Default Rate pursuant to this Agreement shall accrue daily at such rate).”

(j)	Notice of Certain Events.
(i)

Each party agrees, upon learning of the occurrence or existence of any Event of Default, Potential Event of Default or Termination Event with respect to such party, promptly to give the other party notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(j)(i) shall not constitute an Event of Default.

(ii)	Party B shall notify Party A within four Business Days after becoming aware of any of the following events or circumstances:
(A)	the entry by Party B or Calumet Montana into a binding written agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets, including pursuant to the Stonebriar Sale and Leaseback Agreements; provided that so long as Party B or an Affiliate is required to make public filings of such information pursuant to the Exchange Act, such information is available on the SEC’s “EDGAR” database and the filing of such information is made in a timely manner, then Party B shall not be required to provide such information to Wells Fargo;
(B)	the entry by Party B or Parent into a binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate (other than a Qualifying Owner));
(C)	an early termination of or any notice of or the occurrence of any “event of default” under any Base Agreement;
(D)	an early termination of or any notice of or the occurrence of an “event of default” under any Group Financing Agreement;
(E)	an amendment to any Group Financing Agreement; provided that (1) Party B shall notify Wells Fargo at least ten Business Days prior to it entering into any new Group Financing Agreement, and (2) Party B shall not be required to provide notice of any event described in this Part 5(j)(ii)(E) if and to the extent that notice of such event is filed or furnished by the Party B or an Affiliate pursuant to the Exchange Act and the filing containing such notice is are available on the SEC’s “EDGAR” database; and
(F)	the public announcement of any transaction or proposed transaction that contemplates, results or would (if consummated) result in a Change of Control.
(k)

PATRIOT ACT. In order to comply with applicable law in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (for example section 326 of the USA PATRIOT Act of the United States), Party A or its Affiliates is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with Party A and its Affiliates. Accordingly, Party B agrees to provide to Party A and its Affiliates, upon its request from time to time, such identifying information and documentation as may be available to Party B in order to enable Party A and its Affiliates to comply with such applicable law.

(l)

Regulation W. Party B represents and agrees that none of its payment or performance obligations owed to Party A under this Agreement will be financed, in whole or in part, with any loan, letter of credit, line of credit or any other extension of credit made to Party B (or to any of its affiliates) by Wells Fargo Bank, N.A. or any of its subsidiaries, including using any proceeds of any such loan, letter of credit, line of credit or extension of credit to make any such payment.

(m)	[Reserved]
(n)	Regulatory Events.
(i)

If Party A determines, in its reasonable judgment, that as a result of (A) the adoption or taking effect of any Applicable Law, (B) any change in Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, (C) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or (D) any interpretation of or proposal to implement any of the foregoing (each, a “Regulatory Event”), Party A is or would (1) not permitted to hold or own all or certain types of Commodities, (2) be unable to perform in any material respect its obligations under this Agreement (including any Transaction under the Master Confirmation or the Credit Support Annex) or any other Transaction Document to which it is a party or (3) were it to continue to hold or own such Commodities or perform such obligations, be or likely to be subject to material additional or increased compliance burdens and costs, then it shall notify Party B in writing of such determination and the parties shall promptly consult in good faith to determine and assess what actions or steps, if any, either party or both parties could implement to alleviate, minimize and/or mitigate the effect of any such Regulatory Event.

(ii)

If the parties identify actions or steps that, in Party A’s reasonable judgment, can be implemented without resulting in Party A incurring any material additional costs or expenses under this Agreement or the relevant Transaction Document while preserving the economic terms and conditions of this Agreement, each Transaction and the Credit Support Annex (including economic benefits, risk allocation, costs and liabilities) and the other Transaction Documents, then the parties shall, in good faith and in a commercially reasonable manner, endeavor to implement such actions and steps. If the parties are unable to identify such actions or steps or are unable to implement any actions and steps that have been so identified, then Party A may, so long as such Regulatory Event continues, elect to terminate this Agreement by notice in writing to Party B on a date designated by Party A in such notice (which date shall be no earlier than 180 calendar days after the date of such notice unless such Regulatory Event has or is expected to become mandatorily effective at an earlier date, in which event termination shall be effective at such earlier date). On such date, an Additional Termination Event shall be deemed to have occurred (in respect of which Party B is the sole Affected Party and all Transactions are Affected Transactions) and Party A will be deemed to have duly delivered a termination notice in accordance with Section 6(b)(iv) of the Agreement designating such date as the Early Termination Date; provided however, that no Break Fee shall be due from or payable by Party B on account of or arising from the foregoing.

(iii)

Without limiting the generality of the foregoing, following the occurrence of a Regulatory Event Party A may, in its sole discretion, elect to propose to modify this Agreement or any other Transaction Document so that Party A shall not be the owner of any Commodities held at any Title Storage Facility, and if Party A makes such election, then Party A and Party B shall, in good faith and in a commercially reasonable manner, endeavor to agree upon and execute such amendments and modifications to this Agreement or such other Transaction Document(s), take such other actions and execute and deliver such ancillary documents (including acknowledgments, consents and waivers) as Party A and Party B may agree upon, to implement such alternative structure, without prejudice to Party B’s right pursuant to clause 2(e) of the Master Confirmation to elect not to enter into further Transactions; provided however, that if the parties are unable to agree upon and implement any actions and steps that have been so identified, then Party A may, so long as such Regulatory Event continues, elect to terminate this Agreement by notice in writing to Party B on a date designated by Party A in such notice (which date shall be no earlier than 180 calendar days after the date of such notice and (i) in such case no Break Fee shall be payable by Party B, and (ii) Party A may decline to effect any additional commodity repurchase Transactions from and after the date of such notice, but the Parties shall still make Delivery Amounts and Return Amounts under the Credit Support Annex so long as the Regulatory Event does not similarly affect the legality, validity or enforceability of the Delivery Amounts and Return Amounts or the obligation to effect same.

(o)	Confidentiality.
(i)

The parties agree that the specific terms and conditions of the Transaction Documents, including any information exchanged between the parties, including calculations of any fees or other amounts paid by Party B to Party A under the Transaction Documents and all information received by Party A from Party B relating to the costs of operation, operating conditions, and other commercial information of Party B not made available to the public, are confidential and shall not be disclosed to any third party (“Confidential Information”), except (A) (x) as may be required by court order or Applicable Law (including without limitation as may be required by any applicable federal or state securities laws) or regulation which mandates reporting and/or retention of transaction and similar information or to the extent required by any order or directive regarding reporting and/or retention of transaction and similar information issued by any authority or body or agency in accordance with which the other party is required or accustomed to act (“Reporting Requirements”); and (y) to and between the other party’s head office, branches or Affiliates, or any persons or entities who provide services to such party or its head office, branches or Affiliates, in each case in connection with such Reporting Requirements; (B) as requested by a Governmental Authority, regulatory authority (including, any self-regulatory organization claiming to have jurisdiction) or any bank examiner or for evidentiary purposes in any action, proceeding or arbitration related to the Transaction Documents or the Confidential Information to which Party A or its Representatives (defined herein) is a party (C) to such party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors (collectively “Representatives”) for purposes of administering, negotiating, considering, processing or evaluating this Agreement and the other Transaction Documents or evaluating and/or effectuating one or more transaction(s) contemplated thereby, (D) for compliance, legal or risk management purposes, (E) using information regarding executed transactions on an aggregated and anonymized basis, to prepare internal analyses for its own use and market color, (F) as may be necessary to accomplish the execution, processing, clearing or settlement of the transaction or to outsource certain infrastructure and/or other tasks in order to streamline and/or centralize a series of processes linked to the finance, operational, back-office, credit, risk or other support or control functions, or (G) to such party’s insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided that, prior to any disclosure permitted by this sub-clause (G), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Part 5(o) (collectively, “Permitted Purposes”). For the purposes of clarity: (x) “evaluating and/or effectuating” one or more transaction(s) shall include the disclosure of certain transaction details to Representatives of Party A acting in a structuring, sales or trading capacity for the purpose of establishing the price of a transaction or adjusting the terms of an existing transaction; or to third parties to source liquidity to enable execution (such as the use of test trades designed to test market liquidity) of the transaction or to form or improve pricing of any transaction to be made available to the Party B, (y) “risk management purposes” means the disclosure of certain transaction details (but not Party B’s identity) to third parties for the purpose of establishing or adjusting one or more anticipatory hedges or other positions intended to manage or mitigate relevant market risk, liquidity risk and/or counterparty credit exposure (on an individual transaction or portfolio basis, in the same or a related product), to Party B that may be generated by one or more transactions, and (z) while seeking to use such Confidential Information to execute or hedge any transaction, each party may continue in its ordinary course of business to execute other transactions for other customers or for its market making purposes in the same or similar products. The obligations under this Part 5(o) shall terminate one year after the date on this Agreement was executed.  In the event that a party breaches the provisions of this Paragraph (o) of Part 5 of the Schedule to the Agreement, such breach shall not constitute a breach subject to the provisions of Section 5(a)(ii) and instead the parties shall be entitled to such other remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

(ii)

In the case of disclosure covered by sub-clause (i) of this Part 5(o), to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing party shall notify the other party in writing of any proceeding of which it is aware which may result in disclosure (provided that no such notice shall be required for ordinary course of business regulatory reporting, and ordinary course of business regulatory examinations and audits, including self-regulatory examinations).

(iii)

Tax Disclosure. Notwithstanding anything herein to the contrary, the parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the parties relating to that treatment and structure, without the parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

(p)

Operational Schedules. Notwithstanding Part 4(a) above and Section 9(b), if an amendment is required to be made to an Operational Schedule, the parties may evidence their agreement to the amendment of such Operational Schedule by an exchange of e-mails between the parties provided that (i) such e-mails from each of the parties to the other expressly provide that they constitute an amendment to an Operational Schedule and (ii) include all of the addressees identified in Part 4(a) above.

(q)	Definitions.
(i)	Capitalized terms used in this Schedule and not otherwise defined have the meanings given to them in the Master Confirmation.

(ii)	For the purposes of this Schedule:

“Base Agreements” means (a) any agreements hereafter entered into between Party B and a third party pursuant to which Party B acquires any rights to use any Approved Storage Facility or related pipelines or sections thereof for the transportation of Commodities within and between the Refinery and any other storage location(s), (b) the Montana Renewables Services Agreement, (c) the Montana Renewables Lease, (d) each of the Stonebriar Sale and Leaseback Agreements and (e) any other agreement entered into by Party B or any of its Affiliates relating to the financing of the Refinery in excess of the Threshold Amount, including any relevant agreements related to financing, in excess of the Threshold Amount, of Commodities in connection with the Refinery, provided that this clause (e) does not cover or include agreements arising in the ordinary course of business related to the purchase and sale of Commodities and that give rise to trade payables;

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings;

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner; (c) with respect to a limited liability company, the board of managers or directors, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function;

“Calumet Montana” means Calumet Montana Refining, LLC, a Delaware limited liability company;

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

“Change of Control” means the occurrence of any of the following:

(a)

the direct sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of Party B taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b)	the adoption of a plan relating to the liquidation or dissolution of Party B;
(c)

(A) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), (other than Sponsor or any wholly owned Subsidiary of Sponsor), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Capital Stock of Parent; (B) Sponsor (or any wholly owned Subsidiary of Sponsor) ceases to manage, either directly or through an agent, the day to day operations of Parent, Party B, the Refinery or, to the extent required to operate the Refinery, the related refining assets located in Great Falls, Montana owned indirectly by Sponsor on the date of this Agreement; or (iii) Sponsor ceases to directly or indirectly own at least 50% of the Capital Stock of Parent; or

(d)	Parent ceases to directly own at least 51% of the Capital Stock of Party B.

Notwithstanding the preceding, a conversion of the Parent or Party B from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who (x) Beneficially Owned the Capital Stock of the Parent immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or (y) Beneficially Owned the Capital Stock of Party B immediately prior to such transactions continue to Beneficially Own in aggregate 100% of the Voting Stock of such entity, or, in each case, continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other Persons serving in a similar capacity for such entity and, in either case, no “person,” other than a Qualifying Owner, Beneficially Owns more than 50% of the Voting Stock of Party B;

“Creditor Acknowledgement” means each Initial Creditor Acknowledgment and each other agreement entered into between Party A, Party B and another creditor of Party B (including each owner or operator of an Approved Storage Facility, other than Party B) pursuant to which such other creditor is provided notice of, and acknowledges, Wells Fargo’s rights and interests in the Collateral Inventory including Wells Fargo’s ownership of and title to the quantities of Commodities purchased by it from time to time pursuant to Transactions under the Master Confirmation and Wells Fargo's security interests in the inventory owned by Party B created by a Credit Support Document;

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied;

“Group Financing Agreement” means any credit agreement, indenture or other financing agreement under which Party B or Parent may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) in excess of $50,000,000, but only if the covenants thereunder limit or otherwise apply to any of the business, assets or operations of Party B and/or any of its Subsidiaries; “Master Confirmation” means the Renewable Fuel & Feedstock Repurchase Master Confirmation entered into between Party A and Party B dated as of the date of this Agreement (as amended or supplemented from time to time);

“Initial Creditor Acknowledgement” means each of the letter agreements dated on or about the date of this Agreement among Party A, Party B and (individually) (a) BNSF Railway Company, (b) Central Montana Rail, Inc., (c) Stonebriar, (d) Wilmington Trust, N.A. and (e) Wells Fargo Bank, N.A.;

“Material Adverse Effect” means any event or circumstance which: (a) is materially adverse to: (i) the business, operations, prospects, assets or condition (financial or otherwise) of Party B; (ii) the ability of Party B to perform its obligations under this Agreement or any other Transaction Document; or (iii) the business, financial condition or assets or creditworthiness of Party B; or (b) affects the validity or enforceability of this Agreement or any other Transaction Document or any right or remedy of Party A in a manner which is materially adverse to the interests of Party A under this Agreement or any other Transaction Document, provided that changes in generalized market conditions affecting the refinery business generally shall not constitute a “Material Adverse Effect”;

“Montana Renewables Lease” means that certain Ground Lease dated November 18, 2021 (as amended, restated supplemented or otherwise modified from time to time) between Calumet Montana and Party B, pursuant to which Calumet Montana leases to Party B the land on which the Refinery is located;

“Montana Renewables Services Agreement” means that certain Master Services Agreement dated as of November 18, 2021 ( as amended, restated, supplemented or otherwise modified from time to time) between Calumet Montana and Party B pursuant to which Calumet Montana, among other things, provides certain services to Party B in connection with the Party B’s maintenance, operation and management of the Refinery, as more specifically described therein;

“Operational Schedule” means (i) Annex 2 to the Master Confirmation, (ii) Appendix 2 to the Credit Support Annex, and (iii) Appendix 3 to the Credit Support Annex.

“Parent” means Montana Renewables Holdings LLC, a limited partnership organized under the laws of the State of Delaware;

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity;

“Qualifying Owner” means each of Parent (as the direct owner of the Equity Interests of Party B as of the date of this Agreement) and Sponsor (as Beneficial Owner of the Equity Interests of Party B as of the date of this Agreement);

“Sponsor" means Calumet Specialty Products Partners, L.P.;

“Stonebriar” means Stonebriar Commercial Finance LLC, a Delaware limited liability company;

“Stonebriar Sale and Leaseback Agreements” means that certain (a) Interim Funding Agreement (Master Lease Agreement) regarding the pre-treatment unit, dated as of August 5, 2022, (b) Interim Funding Agreement (Master Lease Agreement) regarding the hydrogen plant dated as of December 31, 2021, as amended by that certain Amendment, dated as of August 5, 2022, (c) Equipment Schedule No. 2 dated as of August 5, 2022 regarding the design and construction of a renewable diesel unit and (d) Master Lease Agreement, dated as of December 31, 2021, each between

Stonebriar, as lessor, and Party B, as lessee, pursuant to which collectively, Party B is either (i) selling and will continue to sell to Stonebriar and lease back from Stonebriar, or (ii) granting security interests over to secure advances, certain assets substantially constituting the Refinery, for an aggregate purchase price and/or loans of up to and not to exceed $400,000,000, as any of the foregoing may be amended, restated supplemented or other modified from time to time;

“Subsidiaries” means, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent;

“Transaction Document” means each of this Agreement, the Master Confirmation, each Transaction Supplement thereunder, the Credit Support Annex, the Security Agreement, each other Credit Support Document; the Fee Letter; each Storage Agreement; and each Creditor Acknowledgement; and

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized signatories as of the date hereof.

WELLS FARGO COMMODITIES, LLC

By: /s/ Rilla Park_________________________

Name: Rilla Park

Title: Authorized Signatory

MONTANA RENEWABLES, LLC

By: /s/ Vincent Donargo____________________

Name: Vincent Donargo

Title: Executive Vice President and Chief Financial Officer